Exhibit 10.74

ABBOTT OVERSEAS

MANAGERS PENSION PLAN

ARTICLE 1

INTRODUCTION

1.1        Purpose. The Abbott Overseas Managers Pension Plan provides retirement income to Participants, none of whom are United States citizens (other than designated Overseas Managers who are United States citizens and for whom the Company or an Affiliate provides tax equalization based on Puerto Rico tax law) or Residents.

1.2        History, Effective Date. The Plan was established on June 1, 1965, amended and restated in its entirety, effective as of January 1, 1976, revised at various times thereafter, amended and restated, effective as of January 1, 2010, and hereby amended and restated in its entirety, effective as of January 1, 2020 (the “Effective Date”).

1.3        ERISA. The Plan is intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA and, therefore, participation in the Plan is limited to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE 2

DEFINITIONS

When used in this Plan, including its appendices, the following words and terms shall have the meanings set forth below, unless a different meaning clearly is required by the context. Whenever appropriate, words in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender, unless a different meaning is clearly required by the context.

2.1        Administrator. “Administrator” means the Company’s Divisional Vice President, Compensation and Benefits. If the office of Divisional Vice President, Compensation and Benefits is vacant or ceases to exist, then the person performing the duties previously performed by the Company’s Divisional Vice President, Compensation and Benefits shall be the Administrator.

2.2        Affiliate. “Affiliate” means any corporation, partnership, joint venture, business trust or other entity 50 percent or more of the voting stock or control of which is owned, directly or indirectly, by the Company.

2.3        Annuity Retirement Plan. “Annuity Retirement Plan” means the Abbott Laboratories Annuity Retirement Plan, as amended from time to time.

2.4        Beneficiary. “Beneficiary” means the person, persons or entity designated under the Plan pursuant to Section 6.1 or Section 6.2.

2.5        Code. “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Any reference to any section or subsection of the Code also refers to any comparable or succeeding provisions of any legislation which amends, supplements, or replaces such section or subsection.

2.6        Company. “Company” means Abbott Laboratories, its successors, any organization into which or with which Abbott Laboratories may merge or consolidate.

2.7        Effective Date. The term “Effective Date” shall have the meaning ascribed to it in Section 1.2.

2.8        ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder. Any reference to any section or subsection of ERISA also refers to any comparable or succeeding provisions of any legislation which amends, supplements, or replaces such section or subsection.

2.9        Overseas Manager. “Overseas Manager” means an employee of the Company or an Affiliate, provided such employee is not a United States citizen (other than a designated employee who is a United States citizen and for whom the Company or an Affiliate provides tax equalization based on Puerto Rico tax law) or a Resident.

2.10      Participant. “Participant” means an Overseas Manager who is participating in the Plan pursuant to Article 3.

2.11      Plan. “Plan” means the Abbott Overseas Managers Pension Plan, as amended from time to time.

2.12      Resident. “Resident” means any individual who is considered to be a resident under Code Section 7701(b).

2.13      Retirement Date. “Retirement Date” shall have the meaning ascribed to it in Section 3.6 of the Annuity Retirement Plan, unless otherwise required under Appendix B “Code Sections 409A and 457A.”

2.14      Retirement Benefit. The term “Retirement Benefit” shall have the meaning ascribed to it in Section 4.1(a) or Section 4.1(h), as applicable, unless otherwise required under Appendix B “Code Sections 409A and 457A.”

2.15      Social Insurance Benefits. The term “Social Insurance Benefits” shall have the meaning ascribed to it in Section 4.1(c).

2.16      Termination Date. “Termination Date” means the last day on which the Participant is an employee of the Company and all its Affiliates, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local law. A transfer from one Affiliate to another, or from the Company to an Affiliate or from an Affiliate to the Company, will not be considered a termination of employment for purposes of the Plan.

2.17      U.S. Dollars. “U.S. Dollars” means lawful currency of the United States.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1        Eligibility and Participation. Participation in the Plan shall be limited to Overseas Managers designated, in writing, by the Administrator, in its sole discretion.

3.2        Commencement and Duration of Participation.

(a)         Commencement. The Administrator, in its sole discretion, shall determine the date on which a Participant’s participation commences.

(b)         Duration. A Participant will remain a Participant until the earliest of:

(i)           The date the Participant first becomes a United States citizen (unless the Participant is a United States citizen for whom the Company or an Affiliate provides tax equalization based on Puerto Rico tax law) or Resident;

(ii)          The date the Participant’s contributions are withdrawn pursuant to Section 4.2; or

(iii)         The date determined by the Administrator, in the Administrator’s sole discretion.

ARTICLE 4

BENEFITS

4.1        Amount, Timing, and Form of Retirement Benefit.

(a)         Amount. Subject to the provisions of this Section 4.1, commencing on the Participant’s Retirement Date, a Participant will receive a defined benefit pension in an amount equal to the defined benefit pension the Participant would have received under the Annuity Retirement Plan had the Participant terminated employment as an Annuity Retirement Plan participant instead of as a Plan Participant; provided, however, that the benefit received under the Plan shall be calculated without considering eligibility for payments under the Social Security laws of the United States, shall be calculated without regard to applicable limitations and restrictions imposed under Code Sections 415 and 401(a)(17) on pensionable earnings and benefits, and shall be reduced by both:

(i)          the value of any Social Insurance Benefits (as defined below) to which the Participant is entitled at the Participant’s Retirement Date, or will subsequently be entitled; and

(ii)         the value of any other retirement benefits payable financed by the Company or any Affiliate or other source to which one or more of the Company and Affiliates may have contributed.

The Administrator in its sole discretion shall determine the value of any retirement benefits payable, as described in this Section 4.1(a), and that determination will be final and binding on all Participants and Beneficiaries. The Administrator shall make any adjustments the Administrator considers necessary, in its sole discretion, to prevent duplication of benefits.

The benefit determined under this Section 4.1(a) (the “Retirement Benefit”) will be calculated as of the Participant’s Retirement Date and the amount payable will not be adjusted thereafter for changes in the value of benefits or offsets.

(b)          Determination of Final Earnings. For purposes of determining a Participant’s Retirement Benefit, the Participant’s “final earnings” will be the average of the Participant’s monthly earnings for the 60 consecutive calendar months during which the Participant received monthly earnings and for which the Participant’s monthly earnings were highest (or the average of the Participant’s monthly earnings for the entire consecutive month period during which the Participant received monthly earnings if such period is less than 60 calendar months), as reflected in the records of the Company and Affiliates. Such average shall be computed by dividing the total of the Participant’s monthly earnings for such 60-calendar-month period (or shorter total period if applicable) by 60 (or by the number of consecutive months within that shorter period for which the Participant had monthly earnings). Such monthly earnings will be computed in U.S. Dollars unless the Administrator, in the Administrator’s sole discretion, determines that a different currency is more appropriate. For this purpose, “monthly earnings” will be exclusive of any allowances, 13th month salary, holiday pay, vacation pay, garden leave payments, redundancy payments, severance or termination payments or indemnity, or disability payments, unless the Administrator in its sole discretion otherwise specifically agrees.

(c)         Definition of “Social Insurance Benefits.” For purposes of Section 4.1(a)(i) and (h)(i), the term “Social Insurance Benefits” shall mean benefits, whether payable periodically or in one lump sum, and shall include, but not be limited to, the following: severance payments on retirement; provident fund payments, retirement or long-service benefits payable under any national or other government sponsored public social security systems or program; any severance payments to which an employer contributed upon transfer of the employee from one Affiliate to another or from the Company to an Affiliate or from an Affiliate to the Company, plus interest from the date of payment; and any benefits of a similar type as determined by the Administrator, in the Administrator’s discretion. The Administrator in its sole discretion shall determine the value of any Social Insurance Benefit and that determination will be final and binding on all Participants and Beneficiaries.

(d)         Return of Employee Contributions upon Retirement Date. If the Participant’s benefit is reduced as specified in Section 4.1(a), then the Participant will be returned a percentage of the Participant’s total Plan contributions, if any, equal to the percentage by which the Participant’s benefit is reduced plus 50 percent of this amount. If no Retirement Benefit is payable, then an amount equal to 150 percent of the Participant’s total contributions, if any, will be returned to the Participant.

(e)         Vesting of Benefits. The Administrator, in its sole discretion, shall determine each Participant’s vested interest in the Retirement Benefit.

(f)         Form of Benefit Payment. The form in which a Participant’s Retirement Benefits are paid shall be determined as if the Participant was a participant in the Annuity Retirement Plan (unless otherwise required under Appendix B “Code Sections 409A and 457A”); provided, however, that neither a 75 percent joint and survivor annuity option nor a level income option shall be available under the Plan. Notwithstanding the foregoing, the Administrator, in the Administrator’s sole discretion, may vary the form in which a Participant’s Retirement Benefits may be paid.

(g)         No Post-Retirement Medical Benefits. Notwithstanding anything to the contrary in the Plan or the Annuity Retirement Plan, a Participant shall not be entitled to any post-retirement medical benefits under the Plan.

(h)         Designated Executive Benefits. Notwithstanding any provision to the contrary in the Plan, the Annuity Retirement Plan or the Abbott Laboratories Supplemental Pension Plan (the “SERP”), an Overseas Manager who is a corporate officer of the Company (as described in Section 6-1 of the SERP) and who is designated as a Participant pursuant to Section 3.1 (“Designated Executive“) shall be entitled to receive a Retirement Benefit calculated under this Section 4.1(h) in lieu of the Retirement Benefit calculated under Section 4.1(a) above. Subject to the other provisions of this Section 4.1, commencing on the Designated Executive’s Retirement Date, a Designated Executive will receive a defined benefit pension in an amount equal to the total defined benefit pension the Designated Executive would have received under both the Annuity Retirement Plan and the SERP (including a determination of “final earnings” pursuant to the rules set forth in the SERP) had the Designated Executive terminated employment as a participant under such plans instead of as a Plan Participant; provided, however, that the Designated Executive shall not be entitled to elect to receive current payment of the present value of the supplemental pension (as described in Section 9 of the SERP); and provided, further, that the benefit received under the Plan shall be calculated without considering eligibility for payments under the Social Security laws of the United States, and shall be reduced by both:

(i)        the value of any Social Insurance Benefits (as defined in Section 4.1(c)) to which the Designated Executive is entitled at the Designated Executive’s Retirement Date, or will subsequently be entitled; and

(ii)       the value of any other retirement benefits payable financed by the Company or any Affiliate or other source to which one or more of the Company and Affiliates may have contributed.

Monthly earnings will be computed in U.S. Dollars (unless the Administrator, in the Administrator’s sole discretion, determines that a different currency is more appropriate), and will be exclusive of any allowances, 13th month salary, holiday pay, vacation pay, garden leave payments, redundancy payments, severance or termination payments or indemnity, or disability payments, unless the Administrator in its sole discretion otherwise specifically agrees.

The Administrator in its sole discretion shall determine the value of any retirement benefits payable, as described in this Section 4.1(h), and that determination will be final and binding on all Participants and Beneficiaries. The Administrator shall make any adjustments the Administrator considers necessary, in its sole discretion, to prevent duplication of benefits.

The Retirement Benefit described in this Section 4.1(h) will be calculated as of the Designated Executive’s Retirement Date and the amount payable will not be adjusted thereafter for changes in the value of benefits or offsets.

4.2        Repayment of Contributions upon Withdrawal or Termination of Employment. At any time prior to the Participant’s Retirement Date, upon written notice to the Administrator, a Participant may withdraw an amount equal to all of the Participant’s contributions, if any, without interest; provided, however, that upon such withdrawal of contributions, the Participant will no longer be eligible to participate in the Plan, except upon such terms and conditions as the Administrator in its sole discretion may approve. In the event of voluntary or involuntary termination of employment, or death, before the Participant’s Retirement Date, the Participant or the Participant’s Beneficiary, as the case may be, shall be entitled to receive, in lieu of all other benefits, an amount equal to 150 percent of all contributions, if any, made by the Participant. A transfer from one Affiliate to another, or from the Company to an Affiliate or from an Affiliate to the Company, will not be considered a termination of employment for purposes of the Plan.

4.3        Tax Withholding. The Company or an Affiliate, as applicable, may deduct from any Retirement Benefit an amount equal to any tax or duty of whatever nature for which it or the Participant may be accountable in consequence of such Retirement Benefit.

4.4.       Sanctioned Countries. Notwithstanding any provision in the Plan, no payment shall be made to any Participant or Beneficiary, if such payment would be considered a payment to a sanctioned country pursuant to the United States Department of Treasury Office of Foreign Asset Control boycott list, or a similar boycott list published by the United States or other countries, as determined by the Administrator in its sole discretion.

ARTICLE 5

SOURCE OF BENEFIT PAYMENTS

5.1        Prior Participant Contributions. Prior to October 1, 1989, certain Participants were required to make contributions to the Plan. Effective on and after October 1, 1989, Participant contributions are neither required nor permitted.

5.2        Unfunded Plan. The Plan is unfunded. All Retirement Benefits and other payments hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant, Beneficiary, or other person shall have under any circumstances any interest in any particular property or assets of the Company or any Affiliate as a result of participating in the Plan.

ARTICLE 6

BENEFICIARY DESIGNATIONS

6.1        Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as such Participant’s Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a designation with the Administrator, on such form and in accordance with such procedures as the Administrator in its sole discretion may establish from time to time.

6.2        Failure to Designate a Beneficiary. If a Participant fails to designate a Beneficiary as provided in Section 6.1, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be, in the following order:

(a)         the surviving spouse of such person, if any; or

(b)         the Participant’s estate.

6.3        Facility of Payment. When, in the Administrator’s opinion, a Participant or Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage such Participant’s or Beneficiary’s financial affairs, the Administrator may make any benefit payments to the Participant or Beneficiary’s legal representative, or spouse, or the Administrator may apply the payment for the benefit of the Participant or Beneficiary in any way the Administrator, in its sole discretion, considers advisable.

ARTICLE 7

PLAN ADMINISTRATION

7.1.       Administrator’s Powers. The Administrator shall have full discretionary power to administer the Plan in all of its details. Benefits under the Plan shall be paid only if the Administrator determines, in the sole discretion of the Administrator, that the applicant is entitled to them.

7.2        Administrator’s Discretion. For purposes of exercising the powers and responsibilities granted to the Administrator under the Plan, the Administrator’s powers shall include, but shall not be limited to, the following discretionary authority:

(a)         to make and enforce such rules and regulations (which shall be binding on employees, Overseas Managers, Participants, Beneficiaries and other persons) as the Administrator deems necessary or proper for the efficient administration of the Plan or as required to comply with applicable law;

(b)         to interpret and enforce the Plan in accordance with the terms of the Plan (including the rules and regulations adopted under Section 7.2(a)) and to make factual determinations thereunder, including the discretionary power to determine the rights and eligibility of Overseas Managers, Participants, Beneficiaries and any other persons, and the amount, if any, of their benefits under the Plan, and their vested interest, if any, in any benefits under the Plan, and to construe or interpret disputed, ambiguous, or uncertain terms;

(c)         to compute benefit amounts under the Plan, to determine vested interests, to determine the person or persons to whom such amounts are to be distributed, to establish the currency (if other than U.S. Dollars) in which benefits are payable and the method and basis on which such currency conversion shall be made, and to make equitable adjustments for mistakes or errors or to prevent duplication of benefits;

(d)         to authorize the payment of benefits and to compromise and settle any disputed claims;

(e)         to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under any applicable laws or regulations;

(f)         to allocate and delegate the duties and responsibilities of the Administrator and to appoint such agents, counsel, accountants, consultants, actuaries, insurance companies and other persons as may be required or desired to assist in administering the Plan;

(g)         to furnish each employer, tax advisor, or other person with such information and data as may be required by it for tax and other purposes in connection with the Plan;

(h)         to vary the terms of the Plan in individual cases; provided, however, that no such variation shall reduce any Retirement Benefits accrued prior to the date the variation is made; and provided, further, that no such variation shall violate any applicable nondiscrimination laws; and

(i)          to take all action in connection with administration of the Plan as deemed necessary or advisable by the Administrator.

7.3        Delegation. To the extent permitted under applicable law, the Administrator may delegate the Administrator’s power, authority and responsibilities under the Plan to one or more officers or employees of the Company or any Affiliate, including a committee of one or more such officers or employees, at any time in the Administrator’s sole discretion. Any reference to the Administrator in the Plan shall be deemed to include a reference to the Administrator’s delegate.

7.4        Effect of Administrator’s Actions. Actions taken in good faith by the Administrator, or by a person to whom the Administrator’s powers have been duly delegated, shall be binding and conclusive on all parties.

7.5        Claims and Appeals.

(a)          Claims for Retirement Benefits. Claims for Retirement Benefits shall be made in accordance with rules prescribed by the Administrator and shall be adjudicated by a person or persons designated by the Administrator for the purpose of claims adjudication. The rules governing Claims for Retirement Benefits shall be as set forth in Appendix A “Claims for Retirement Benefits and Appeals of Benefit Determinations.”

(b)          Appeals of Benefit Determinations. A Participant, Beneficiary, or other claimant of Retirement Benefits shall be entitled to appeal a claim decision by submitting an appeal in such form and within such time as the Administrator may prescribe. Appeals shall be adjudicated by the Administrator, or the Administrator’s delegate, whose decision shall be binding and conclusive on all parties. The rules governing Claims for Appeals of Benefit Determinations shall be as set forth in Appendix A “Claims for Retirement Benefits and Appeals of Benefit Determinations.”

ARTICLE 8

AMENDMENT AND TERMINATION

8.1        Amendment and Termination.

The Company reserves the right and the power (and may and hereby does specifically delegate the power to the Executive Vice President, Human Resources (or, if no individual holds such title, such individual performing the duties of such title)) at any time or times to amend the provisions of the Plan, including an amendment to terminate the Plan, to any extent and in any manner that it may deem advisable.

ARTICLE 9

MISCELLANEOUS

9.1        Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan shall not give any employee the right to be retained in the employ of the Company or any Affiliate, or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

9.2        Interests Not Transferable. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the provisions of any applicable law (including a qualified domestic relations order under Code Section 401(a)(13) as amended from time to time), may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

9.3        Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and on the Company, any Affiliate and their successors and assigns.

9.4        Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law, except to the extent preempted by U.S. federal law.

9.5        Personal Data. The rules governing personal data shall be as set forth in Appendix C “Consent to Collection, Processing and Transfer of Personal Data.”

9.6        Electronic Delivery. By participating in the Plan or accepting any rights granted under it, each Participant consents and agrees (i) to electronic delivery of any documents that the Administrator may elect to deliver (including, but not limited to, Plan documents, account statements, and all other forms of communication) in connection with any participation in the Plan; (ii) to any and all procedures the Administrator has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Administrator may elect to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature; (iii) that any such procedures and delivery may be effected by a third party engaged by the Company, including the Administrator, to provide administrative services related to the Plan; and (iv) to be informed about the risks associated with the communication by way of unsecured e-mail, and to being a recipient of such e-mail.

9.7        Rules for Certain Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Administrator may, in its sole discretion: (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each jurisdiction where the Company and its Affiliates are located; (ii) amend or vary the terms of the Plan in each jurisdiction where the Company and its Affiliates are located as the Administrator considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Company or its Affiliates; and (iii) amend or vary the terms of the Plan in a jurisdiction where the Company or any of its Affiliates are located as the Administrator considers necessary or desirable to meet the goals and objectives of the Plan. The Administrator may, in the Administrator’s sole discretion, establish one or more sub-plans for these purposes. Any sub-plans and modifications to Plan terms and procedures established under this Section 9.7 by the Administrator shall be attached to the Plan document as Appendices or shall be reflected in the Plan’s rules and regulations. The Administrator may, in the Administrator’s sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such jurisdictions.

APPENDIX A

CLAIMS FOR RETIREMENT BENEFITS AND APPEALS OF BENEFIT DETERMINATIONS

This Appendix A contains rules governing claims for Retirement Benefits and appeals of Retirement Benefit determinations. Unless otherwise defined in this Appendix A, all capitalized terms contained in this Appendix A shall have the same meaning as set forth in the Plan.

A-1        Claims for Retirement Benefits.

(a)        Form of Claims. All claims for Retirement Benefits shall be submitted in writing to the Administrator on a form and in a manner specified by the Administrator in its discretion. To consider a claim for Retirement Benefits, the Administrator may request additional information.

(b)       Time to Decide Claim. If a claim is wholly or partially denied, the Administrator shall notify the claimant of the adverse decision within a reasonable period of time, but not later than 90 days after receiving the claim, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice shall be furnished to the claimant before the end of the initial 90-day period. The extension cannot exceed 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The time for making a claim determination shall begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies that filing.

(c)        Notice of Denial of Claim. In the event of a claim denial, the Administrator denial, shall supply the claimant with the following:

(i)          An explanation of the specific reason(s) for the denial;

(ii)         Specific references to the pertinent Plan provisions on which the denial is based;

(iii)        A description of any additional material or information necessary to establish the claim properly and an explanation of why such material or information is necessary; and

(iv)        A description of the Plan’s appeal procedures and time frames, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal.

A-2        Appeal of Benefit Determinations. A claimant, or a claimant’s authorized representative, may appeal a denied claim within 60 days after receiving the Administrator’s notice of denial. A claimant may:

(i)          Submit to the Administrator, for review, written comments, documents, records and other information relating to the claim;

(ii)         Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(iii)        A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

A-3        Time to Decide Appeal. The Administrator will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than 60 days following receipt of the written request for review, unless the Administrator determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period. The extension notice shall indicate the special circumstances and the date by which the Administrator expects to render the appeal decision. The extension cannot exceed a period of 60 days from the end of the initial 60-day period. The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Administrator sends the extension notice until the claimant responds to the request for additional information shall not be counted as part of the appeal determination period. The Administrator’s notice of denial on appeal shall include:

(i)          The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(ii)         A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(iii)        A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

A-4.      Limitation on Suits. A Participant must exhaust the administrative remedies under the Plan before bringing an action for benefits under the Plan. After exhaustion of the Plan’s administrative remedies, a Participant will have the right to bring a civil action in a U.S. federal court of law under Section 502(a) of ERISA. Any legal action taken against the Plan, Abbott Laboratories, a participating division, a subsidiary, or any Plan fiduciary (or any of those entities’ directors, officers, or employees) must be filed in a U.S. federal court no later than the earliest of the following: (a) 90 days after the Administrator’s final decision regarding the appeal; (b) three years after the date when the Participant submitted an authorization to commence payment of the Plan benefits at issue in the judicial proceeding; or (c) the statutory deadline for filing a claim or lawsuit with respect to the benefits at issue in the judicial proceeding as determined by the most analogous statute of limitations under Illinois law. In no case may a suit or legal action be brought if the claim for benefits was not made within the time period specified in the claims and appeals procedures. This limitation on suits for benefits applies in any forum where a claimant initiates a suit or legal action. If a Participant pursues legal action for benefits relating to a claim under the Plan, the evidence that may be presented will be strictly limited to the documents, information and other evidence timely presented to the Administrator during the claim and appeal procedures. Unless prohibited by applicable law, all decisions and communications relating to claims by applications, denials of claims or claims appeals shall be held strictly confidential by the applicant, the Administrator, and Abbott Laboratories during and at all times after the applicant’s claim has been submitted.

APPENDIX B

CODE SECTIONS 409A AND 457A

This Appendix B contains rules governing Participants who become subject to Code Section 409A or 457A. Unless otherwise defined in this Appendix B, all capitalized terms contained in this Appendix shall have the same meaning as set forth in the Plan. Notwithstanding any Plan provision to the contrary, if a Participant is or becomes subject to Code Section 409A or 457A, taking into account any applicable exemptions (the “United States Participant”), then that Participant’s continued participation and benefits shall be subject to the following rules:

B-1       Form of Payment. To the extent necessary to comply with Code Section 409A, the form of payment of the United States Participant’s Retirement Benefit (including the portions accrued both before and after the time the United States Participant becomes subject to Code Section 409A) shall be as follows:

(a)          Life Annuity. A United States Participant who is not legally married on such United States Participant’s Retirement Date (as defined below) shall receive such United States Participant’s Retirement Benefit in monthly installments payable on a life annuity basis, with the last payment to be made for the month in which such United States Participant’s death occurs.

(b)          50% Joint and Survivor Annuity. A United States Participant who is legally married on such United States Participant’s Retirement Date (as defined below) shall receive a 50% joint and survivor annuity which is actuarially equivalent to the Retirement Benefit payable to the United States Participant in monthly installments on a life annuity basis. Such joint and survivor annuity shall consist of reduced monthly installment continuing during the United States Participant’s lifetime, and if the United States Participant’s spouse is living at the date of such United States Participant’s death, payment of one-half of such reduced monthly installments to such spouse until the spouse’s death occurs, with the last payment to be made for the month of the death of the last to die of the United States Participant and the United States Participant’s spouse.

For purposes of this Appendix B, “Retirement Date” means one of the following dates, as applicable:

(i)          for a Participant whose employment with the Company and Affiliates terminates after completing 10 years of “seniority service” (as such term is described in the Annuity Retirement Plan) and attaining age 55 (with respect to Participants hired by the Company or an Affiliate before 2004, age 50), the Participant’s Termination Date; and otherwise

(ii)         the date on which the Participant attains age 65.

B-2        Changing the Form of Payment. In lieu of the form of payment of the Retirement Benefit specified in Rule B-1 above, a United States Participant may elect, prior to commencement, payment of the Retirement Benefit in an annuity form permitted by the Administrator which is actuarially equivalent to the form of payment specified in Rule B-1 above, provided that the scheduled date for the first annuity payment is not changed as a result of such election. For purposes of this provision, the term “actuarially equivalent” shall have the meaning provided by Treasury Regulation §1.409A-2(b)(2)(ii)(A), applying reasonable actuarial methods and assumptions, which must be the same for each annuity payment option and otherwise comply with the rules provided by Treasury Regulation §1.409A-2(b)(2)(ii)(D). An election under this Rule B-2 must be in writing, signed by the United States Participant, and filed with the Administrator at such time and in such manner as the Administrator shall determine and will be effective only if the United States Participant’s spouse, if any, consents to the election in writing, and such consent acknowledges the effect of the election and is witnessed by a Plan representative or a notary public. An election under this Rule B-2 may not be changed after payment of the United States Participant’s Retirement Benefit has commenced.

B-3       Benefits described in Section 4.1(d), Section 4.1(h) or Section 4.2 of the Plan, if any, shall be paid in accordance with Rules B-1 and B-2 of this Appendix.

B-4       Avoidance of Accelerated Taxation and Penalties. To the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following the United States Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the United States Participant’s termination of employment (or shall be paid upon the United States Participant’s death, if earlier), plus interest thereon, at a rate equal to the applicable “Federal short-term rate” (as defined in Code Section 1274(d)) for the month in which such termination of employment occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. Notwithstanding anything contained herein to the contrary, a United States Participant shall not be considered to have terminated employment with the Company and Affiliates for purposes of the Plan, and no payments shall be due under the Plan which are payable upon the United States Participant’s termination of employment, unless the United States Participant would be considered to have incurred a “separation from service” from the Company and Affiliates within the meaning of Code Section 409A. The time or schedule of any payment subject to Code Section 409A or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code Section 409A. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which a Participant is entitled under the Plan will be treated as a separate payment, the entitlement to a life annuity will be treated as the entitlement to a single payment, and, to the extent necessary or advisable, the offsets described in Section 4.1 shall be limited to the extent required to comply with Code Section 409A.

B-5       Participants subject to Code Section 457A. If a United States Participant is subject to Code Section 457A in a calendar year then, to the extent required by Code Section 457A, all allocations made during such calendar year and earnings credited thereon shall be considered taxable income to the extent vested in such year. Notwithstanding any provision of the Plan and this Appendix B to the contrary, the Administrator may authorize the payment of amounts in the year such amounts are included in income under this Rule B-5 unless payment at such time would violate Code Section 409A. Further, to the extent that any prior deferred amounts were attributable to services performed prior to January 1, 2009 and would be required to be distributed prior to January 1, 2018 in order to be exempt from Code Section 457A, such prior deferred amounts were distributed in 2017.

B-6       No Guarantee. With respect to any United States Participant, the Plan and the benefits provided hereunder are intended to comply, to the extent applicable thereto, with Code Sections 409A and 457A, and the provisions of the Plan shall be interpreted and construed consistent with this intent. Although the Company intends to administer the Plan so that it will comply with the requirements of Code Sections 409A and 457A, to the extent applicable, neither the Company nor any Affiliate represents or warrants that the Plan will comply with Code Section 409A or 457A or any other provision of federal, state, local, or non-United States law. Neither the Company nor its Affiliates, nor any of their respective directors, officers, employees or advisers, shall be liable to the United States Participant (or any individual claiming a benefit through the United States Participant) for any tax, interest, or penalties the United States Participant may owe as a result of the Plan, and the Company and Affiliates shall have no obligation to indemnify or otherwise protect the United States Participant from the obligation to pay any taxes pursuant to Code Section 409A or 457A.

APPENDIX C

CONSENT TO COLLECTION, PROCESSING AND TRANSFER OF PERSONAL DATA

This Appendix C contains rules governing personal data and the collection, processing and transfer of personal data. Unless otherwise defined in this Appendix C, all capitalized terms contained in this Appendix shall have the same meaning as set forth in the Plan.

C-1       Participant Acknowledgment and Consent. The collection, processing and transfer of the Participant’s personal data are necessary for the administration of the Plan and the Participant’s participation in the Plan. The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant, by participating in the Plan, voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Appendix C.

C-2        Collection and Processing of Personal Data. The Company and Affiliates hold certain personal information about the Participant, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, data about participation in the Plan, details of earnings and benefits, tax identification number, records relating to working time records, details of any retirement plans or schemes the Participant participates in, and other appropriate financial and other data, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

C-3        Transfer of Personal Data. The Company and Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world, such as the United States. By participating in the Plan, the Participant authorizes (where required under applicable law) the Company and Affiliates and such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan.

C-4        Participant Rights. The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant’s local human resources manager, the Company’s human resources department or the Administrator.